EXHIBIT  99.1

By January 1st of this year, the Company had completed it's restructuring and had that behind us. We had also redefined our business model and operating strategy, as a risk management driven model providing integrated services centered around critical well control and hazardous response events. We believe the model built around these segments; Prevention, Response and Restoration afford us the platform for significant continued growth in both market share and scope. We are the best there is in all three categories and we continue to set performance standards and expectations for the industry. These three segments serve and create a unique distribution system to the upstream and downstream sectors of our industry. This strategic position is a tremendously effective asset that the Company will continue to enhance.

In the 10Q just filed with the SEC, we reported continued improvement to the company's financial position. For both the quarter and the nine months to September 30, the Company's revenues and net income were significantly better than the comparative periods of the prior year. We also reported our third consecutive quarter of positive net income. All three of the Company's business segments contributed to the current year progress. Leading the revenue increase was a strong performance from the Company's Prevention segment. This segment benefited from a higher activity level in the Venezuelan Safeguard operation and from an increase in service fees derived from the WELLSURE program. The Company's Response segment increased from the success of the Company's risk management product WELLSURE. The Restoration segment benefited from expansion of services into the "high tech" industrial services market and a more active role with natural disaster events.

Overall, during the first nine-month of the year, we have done much to stabilize the Company's financial position. Each of the Company's three business segments, has contributed to this accomplishment. For the year to date, total revenues are up 68% over last year, operating margins have grown from 5% to 25%, corporate overhead has been contained, and interest and other expenses have been slashed.

We think that now is a great time to sell preparedness. We know that our strategic position is excellent to deliver our unique products and more to our customers and business partners. We are the best and in some cases the only Prevention, Response and Restoration business in the World. A customer friendly, needs driven distribution system upstream and downstream is in place and in good working order. Our customers and insurance risk-taking partners want more! More ways to maximize their dollars and raise dollar value than ever before. Now is the time to expand and deliver more products through our unique relationships and distribution systems upstream and downstream. Look at the overall situation; we have a good business model and plan. Being in the prevention / risk management business is a major differentiator for us. We have the best people in the industry for the kind of work we do. Our greatest short term hurdle is the capital necessary to expand WELLSURE / Prevention / Safeguard and keep ourselves out in front of the competition. What we need to have happen now is for us to find good strategic partners, alliances and business combinations to help us further our vision for what the company can ultimately be. I personally like our chances since the others are rushing to emulate what we have already done. It is important to us to stay several steps ahead of them. That is why we have hired Frost Securities, to assist us in connection with our ongoing assessment of the various means by which we can deliver value to our stockholders. Frost has been instructed to work with us to assess the various alternatives available, so that we may deliver value to our stockholders, both from a financing and strategic fulfillment point of view. I believe we are significantly under valued in the market from any perspective. In addition to getting our value recognized, we are seeking strategic advice and alternatives to accelerate into our future.


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As many of you are aware, we announced today that the Board of Directors adopted a shareholder rights plan. The press release says in part, "The main purpose of a shareholders rights plan is to provide protection for the shareholders in the event of an attempted potential acquisition of the corporation by an unknown acquirer. Once triggered, a shareholders rights plan causes the potential acquirer to engage in meaningful negotiations with the Company's board of directors. Therefore, the shareholders effectively will be able to reject any inappropriate offer. This plan is to protect our shareholders against certain types of unfair or coercive tactics. Plans such as these have become a common practice among public companies. It enables our board of directors to better represent the shareholders in a manner that will permit them to realize the long-term value of their investment in the Company."

We believe that while looking for ways and relationships to accelerate into our future, a lot of people will realize how undervalued we are. We want to make sure that our future remains focused and that we can defend our values if necessary.

Let's  open  the  floor  for  questions.

Thank you for attending. We appreciate your interest in Boots & Coots International Well Control, Inc.


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